FOR IMMEDIATE RELEASE

ALCO STORES, INC. ANNOUNCES ADDITION OF TWO NEW BOARD MEMBERS AND ADOPTION OF AMENDED SHAREHOLDER RIGHTS AGREEMENT

Coppell, TX (May 5, 2014) -- ALCO Stores, Inc. (NASDAQ: ALCS) (“ALCO” or the “Company”), which specializes in providing a superior selection of essential products for everyday life in small-town America, today announced the addition of two seasoned retail executives, Paul T. Davies and Leslie Ball, as new members of its Board of Directors (Board).

New Directors with Deep Retail Experience Added to ALCO’s Board
Paul Davies has more than 40 years of experience in retailing and consumer products and is a partner in Clear Thinking Group, a retail and manufacturing consultancy. Prior to joining Clear Thinking Group in 2008, Mr. Davies had a distinguished career as a senior executive with several national retailers. His early career included senior merchandising positions with May Department Stores, Federated Department Stores and Marshall’s. He later served as president and CEO of Champ Sports and Woolworth Stores, president and CEO of Garden Ridge, and president and COO of Barbara K Enterprises. His expertise includes operations, logistics, human resources, merchandising, and profit structure.

Leslie Ball served as CEO of Corral West Ranch & Workwear, a specialty retail chain he helped build from 39 to 140 stores over a 14-year period before merging Corral West with another western retailer in 2008. Previously, Mr. Ball – who also has more than 40 years of retailing experience – spent more than 20 years in positions of increasing responsibility at Macy’s, including chairman and CEO of Macy’s Midwest, president of Macy’s South, president of Macy’s East and president of Macy’s Wholesale. He also served as executive vice president of Montgomery Wards and president of its foreign offices and softgoods division. Since 2009 Mr. Ball has served as vice chairman of Cinsay, an ecommerce platform company. Mr. Ball’s expertise includes retail leadership in challenging environments, merchandising, apparel and softgoods, private label and ecommerce.

“Our two new directors, Paul Davies and Leslie Ball, each bring to our board a wealth of retailing experience at the most senior level,” said Royce Winsten, chairman of the board for ALCO Stores. “Their deep retailing experience and understanding of issues facing ALCO Stores will be an enormous help to ALCO CEO Rich Wilson, his executive team and the board itself as we seek to improve profitability and deliver value for shareholders.”

Rights Plan Amended: Threshold Moves from 15% to 20%; Qualified Offer Added
In addition, the ALCO Board has announced that the Company will amend its existing stockholder rights agreement (the “Rights Agreement”). The amendment will increase the beneficial ownership threshold at which a person becomes an “Acquiring Person” from 15% to 20% of the Company’s common stock.

The amendment will also increase stockholders’ power to respond to a potential third-party offer to acquire the Company. Specifically, if the Company receives a “qualified” third-party offer to acquire the Company that meets certain objective criteria, the record holders of 10% or more of the outstanding common stock will be able to require that a special meeting of stockholders be called to consider redeeming all Rights issued under the Rights Agreement.

The Board believes these actions are in the best interests of the Company’s stockholders and will enhance shareholder value and influence while retaining the Rights Agreement’s protections that require any potential acquirer treat all stockholders fairly and equally. The Company will mail a letter to each stockholder summarizing the changes to the Rights Agreement in detail.  Interested parties should refer to that document for a full description of the terms of the amendments to our Rights Agreement.

About ALCO Stores, Inc.
Founded in 1901, ALCO is a broad-line retailer, primarily serving small underserved communities across 23 states, which specializes in providing a superior selection of essential products for everyday life in small-town America.  The Company has 198 ALCO stores that offer both name brand and private label products of exceptional quality at reasonable prices.  ALCO is proud to have continually provided friendly, personal service to its customers for the past 113 years.  ALCO has its corporate headquarters in suburban Dallas, Texas, and its distribution center in Abilene, Kansas.  To learn more about the Company visit www.ALCOstores.com.

Additional Information and Where to Find It
This press release may be deemed to be solicitation material with respect to the matters to be considered at the Company’s 2014 annual meeting of stockholders.  The Company will be filing a proxy statement with the SEC regarding the annual meeting.  Additionally, the Company files annual, quarterly and current reports, proxy and information statements and other information with the SEC. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and stockholders may obtain free copies of such documents filed with the SEC at the SEC’s web site, www.sec.gov.  In addition, stockholders may obtain free copies of the documents filed with the SEC by ALCO through the Investor Relations section of our website, located at www.alcostoresinc.com/investors.aspx, or by requesting them in writing or by telephone from the Company at ALCO Stores, Inc., Attn: Corporate Secretary, 751 Freeport Parkway, Coppell, Texas 75109, (469) 322-2900.

Participants in Solicitation
The Company and its directors, executive officers, other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to the matters to be considered at the Company’s 2014 annual meeting of stockholders.  Information regarding the interests of the Company’s directors and executive officers in the solicitation of proxies will be included in the Company’s proxy statement and annual report on Form 10-K for the fiscal year ended February 2, 2014.

Forward-looking statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the inclusion of “will,” “believe,” “intend,” “expect,” “plan,” “project” and similar future-looking terms.  You should not rely unduly on these forward-looking statements. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments, and Company performance.  Forward-looking statements inherently involve risks and uncertainties, and, accordingly, actual results may vary materially.  Factors which could significantly change results include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, and factors affecting the retail category in general. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 2, 2014, and its subsequent quarterly reports on Form 10-Q.  The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.

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For more information, contact:
Wayne S. Peterson
Senior Vice President – Chief Financial Officer
469-322-2900 ext. 1071
email: wpeterson@alcostores.com
or
Debbie Hagen
Hagen and Partners
913-642-6363
email: dhagen@hagenandpartners.com